As filed with the Securities and Exchange Commission on August 4, 2000.
                                       REGISTRATION NO. 333 -
   ---------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                      --------------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                      --------------------------------
                             ARVINMERITOR, INC.
           (Exact name of registrant as specified in its charter)

                 INDIANA                             38-3354643
     (State or other jurisdiction of               (I.R.S employer
     incorporation or organization)            identification number)

                            2135 WEST MAPLE ROAD
                          TROY, MICHIGAN 48084-7186
                               (248) 435-1000
            (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                             VERNON G. BAKER, II
            SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             ARVINMERITOR, INC.
                            2135 WEST MAPLE ROAD
                          TROY, MICHIGAN 48084-7186
                               (248) 435-1000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              WITH A COPY TO :
                            Frederick L. Hartmann
                            Schiff Hardin & Waite
                              6600 Sears Tower
                        Chicago, Illinois 60606-6473
                               (312) 258-5000
                      --------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]





        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

                                                             PROPOSED             PROPOSED
                                           AMOUNT            MAXIMUM              MAXIMUM
           TITLE OF EACH CLASS OF           TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
        SECURITIES TO BE REGISTERED      REGISTERED       PER SHARE (1)      OFFERING PRICE (1)      REGISTRATION FEE

       Common Stock, $1 par value          458,921           $27.1214            $12,446,581              $3,286
       (including associated
       preferred share purchase
       rights)

     (1) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the price at which the options may be exercised under the Plans. The price at which options may be exercised range from $18.5625 to $38.2400, with weighted average exercise price of $27.1214. The value attributable to the associated preferred stock purchase rights is reflected in the value attributable to the Common Shares.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.






                SUBJECT TO COMPLETION - DATED AUGUST __, 2000

                                 PROSPECTUS

                             ARVINMERITOR, INC.

                               458,921 Shares
                         Common Stock, $1 Par Value

                 ARVINMERITOR, INC. 1988 STOCK BENEFIT PLAN

   This Prospectus relates to shares of common stock of ArvinMeritor, Inc. which may be offered and sold under the ArvinMeritor, Inc. 1988 Stock Benefit Plan to Plan participants who ceased to be employees of Arvin Industries, Inc. and its subsidiaries prior to July 7, 2000.

   Our common stock is traded on the New York Stock Exchange under the symbol "ARM". On August 1, 2000, the closing sale price of the common stock on the New York Stock Exchange was $15.50 per share.

   The mailing address and telephone number of ArvinMeritor's principal executive offices are: 2135 West Maple Road, Troy, Michigan 48084-7186; telephone: (248) 435-1000.

   This Prospectus should be retained for future reference.
                      --------------------------------

   Neither the Securities and Exchange Commission nor any state securi-ties commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                      --------------------------------

               The date of this Prospectus is August __, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.





                              TABLE OF CONTENTS

                                                                     PAGE

   ARVINMERITOR, INC.  . . . . . . . . . . . . . . . . . . . . . . .    3

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .    3

   PROSPECTUS FOR THE ARVINMERITOR, INC. 1988 STOCK BENEFIT PLAN . .    5

   SUPPLEMENTAL INFORMATION  . . . . . . . . . . . . . . . . . . . .    5
        MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
        GENERAL DESCRIPTION OF PLAN  . . . . . . . . . . . . . . . .    5
        SHARES SUBJECT TO AWARDS UNDER THE PLAN  . . . . . . . . . .    6
        RIGHTS UNSECURED . . . . . . . . . . . . . . . . . . . . . .    6
        FEDERAL INCOME TAX OBLIGATIONS . . . . . . . . . . . . . . .    6
        REPORTS TO GRANTEES  . . . . . . . . . . . . . . . . . . . .    8

   ARVIN INDUSTRIES, INC. 1988 STOCK BENEFIT PLAN  . . . . . . . . .    9

   1.   PURPOSE OF THE PLAN  . . . . . . . . . . . . . . . . . . . .    9
   2.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .    9
   3.   ADMINISTRATION OF THE PLAN . . . . . . . . . . . . . . . . .   12
   4.   SHARES SUBJECT TO THE PLAN . . . . . . . . . . . . . . . . .   13
   5.   OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
   6.   SPECIAL RULES RELATING TO ISOS . . . . . . . . . . . . . . .   16
   7.   SHARE APPRECIATION RIGHTS  . . . . . . . . . . . . . . . . .   16
   8.   RESTRICTED SHARE AWARDS  . . . . . . . . . . . . . . . . . .   21
   9.   PERFORMANCE SHARES AND PERFORMANCE UNITS . . . . . . . . . .   24
   10.  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . .   26
   11.  ADJUSTMENT.  . . . . . . . . . . . . . . . . . . . . . . . .   26
   12.  DISSOLUTION OR LIQUIDATION . . . . . . . . . . . . . . . . .   26
   13.  GOVERNMENT REGULATIONS . . . . . . . . . . . . . . . . . . .   27
   14.  TERMINATION AND AMENDMENT OF PLAN  . . . . . . . . . . . . .   27
   15.  WITHHOLDING TAXES  . . . . . . . . . . . . . . . . . . . . .   28
   16.  RIGHT TO TERMINATE EMPLOYMENT  . . . . . . . . . . . . . . .   28
   17.  RIGHTS AS SHAREHOLDER  . . . . . . . . . . . . . . . . . . .   28
   18.  LEAVES OF ABSENCE  . . . . . . . . . . . . . . . . . . . . .   29
   19.  EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . .   29
   20.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . .   29
   21.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . .   29
   22.  SUCCESSORS . . . . . . . . . . . . . . . . . . . . . . . . .   30
   23.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . .   30

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . .   31

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   31

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .   31

   DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . .   31

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   32


                             ARVINMERITOR, INC.

        On July 7, 2000, Arvin Industries, Inc. ("Arvin") and Meritor Automotive, Inc. ("Meritor") merged to form a new company, ArvinMeritor, Inc. ("ArvinMeritor").

        Meritor was a global manufacturer and supplier of a broad range of components and systems for commercial, specialty and light vehicle original equipment manufacturers and the aftermarket, with 68 manufacturing facilities located in 23 countries. Meritor had approximately 19,000 employees engaged in manufacturing, research, sales and administration activities at facilities located around the world. In its fiscal year ended September 30, 1999, Meritor had total sales of approximately $4.5 billion.

        Arvin was a focused international manufacturer and supplier of automotive parts with 53 manufacturing facilities and six technical centers located in 16 countries, excluding non-consolidated businesses. Arvin had approximately 17,500 employees worldwide. In its fiscal year ended January 2, 2000, Arvin had total sales of approximately $3.1 billion.

                     WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of Meritor for the fiscal year ended September 30, 1999;

   2. The Quarterly Reports on Form 10-Q of Meritor for the quarterly periods ended December 31, 1999 and March 31, 2000;

   3. The Current Reports on Form 8-K of Meritor dated April 14, 2000 and June 15, 2000;

   4.   The Current Report on Form 8-K of the Company dated July 10,
        2000;

   5. The description of our Common Stock contained in our Registration Statement on Form S-4/A (File No. 333-35448); and

   6. The description of the our Rights contained in the Registration Statement on Form 8-A 12B dated July 10, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        ArvinMeritor, Inc.
        One Noblitt Plaza, Box No. 3000
        Columbus, Indiana 47202-3000
        Tel: (812) 379-3000
        Attn:  Director, Compensation and Benefits

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

        PROSPECTUS FOR THE ARVINMERITOR, INC. 1988 STOCK BENEFIT PLAN

        The prospectus for the ArvinMeritor, Inc. 1988 Stock Benefit Plan includes (i) the Supplemental Information to the ArvinMeritor, Inc. 1988 Stock Benefit Plan, and (ii) the Arvin Industries, Inc. 1988 Stock Benefit Plan document.

        NOTE: REFERENCES IN THE ARVIN INDUSTRIES, INC. 1988 STOCK BENEFIT PLAN TO ARVIN AND ARVIN COMMON STOCK NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON STOCK.

                 ARVINMERITOR, INC. 1988 STOCK BENEFIT PLAN
        (FORMERLY THE ARVIN INDUSTRIES, INC. 1988 STOCK BENEFIT PLAN)

                          SUPPLEMENTAL INFORMATION

        The ArvinMeritor, Inc. 1988 Stock Benefit Plan, formerly the Arvin Industries, Inc. 1988 Stock Benefit Plan (the "Plan"), attached hereto, and the Supplemental Information set forth below constitute part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

   MERGER
   ------

        Effective July 7, 2000, Meritor Automotive, Inc. ("Meritor") and Arvin Industries, Inc. ("Arvin") merged to form a new company, ArvinMeritor, Inc. (the "Company"). As a result of the merger, the Plan was renamed the ArvinMeritor, Inc. 1988 Stock Benefit Plan.

        Each outstanding Arvin stock option has been converted into an option to purchase a number of shares of the Company's common stock, par value $1 per share (the "Common Stock") equal to the number of shares of Arvin common stock that would have been obtained before the merger upon the exercise of the option, plus $1 cash per share. The exercise price per share of each Company option after the merger is equal to the exercise price per share of Arvin common stock subject to the option before the merger. For example, if following the merger a participant exercises an option granted under the Plan prior to the merger for 100 shares of Arvin common stock, he will receive upon payment of the exercise price 100 shares of Company Common Stock plus $100. Except as described above, the other terms of each Arvin option in effect prior to the merger will continue to apply to the converted Company options.

   GENERAL DESCRIPTION OF PLAN
   ---------------------------

        The Plan is a stock based plan providing for the grant of incentive stock options and nonqualified stock options ("Options"), stock appreciation rights ("SARs"), restricted shares, performance shares and performance units to key employees of the Company who were employees of Arvin. The purpose of the Plan is to enable the Company to attract, retain, and motivate key employees by offering them an opportunity to have a greater proprietary interest in and closer identity with the Company and its financial success.

        The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

        Additional information about the Plan and its administrators is available upon request from the Director, Compensation and Benefits, ArvinMeritor, Inc., One Noblitt Plaza, Box No. 3000, Columbus, Indiana 47202-3000, telephone (812) 379-3000.


   SHARES SUBJECT TO AWARDS UNDER THE PLAN
   ---------------------------------------

        The Company has registered 458,921 shares of Common Stock for issuance under the Plan. Such shares may be either authorized but unissued shares or treasury shares.

   RIGHTS UNSECURED
   ----------------

        No person or entity shall have any right to receive a benefit or award under the Plan except in accordance with the Plan. The right of a grantee or his or her beneficiary to receive a distribution under the Plan is an unsecured claim against the general assets of the Company and neither a grantee nor his or her beneficiary has any rights against any specific assets of the Company.

   FEDERAL INCOME TAX OBLIGATIONS
   ------------------------------

        The following discussion of federal income tax obligations of persons receiving awards under the Plan is based on the federal income tax laws currently in effect.

        Options
        -------

        Under federal income tax law as currently in effect, neither incentive stock options nor nonqualified stock options without an ascertainable fair market value require a grantee to recognize income at the time of grant. However, upon the exercise of a nonqualified stock option, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock (i.e., the closing price of the Common Stock on the New York Stock Exchange on the trading day immediately preceding the exercise date) over the aggregate exercise price. For this purpose, the date as of which income is recognized is the date of exercise.

        With respect to an incentive stock option, no income is recognized by the grantee in connection with the exercise, although the excess of the fair market value of the Common Stock at exercise over the aggregate exercise price is a tax preference item and may lead to alternative minimum tax liability for the grantee. The grantee will be subject to taxation at the time shares of Common Stock acquired with an incentive stock option are sold. If the sale occurs at least two years after the date the incentive stock option was granted and at least one year after the date it was exercised, the grantee will recognize capital gain in an amount equal to the excess of the proceeds of the sale over the aggregate exercise price of the Common Shares sold. If these holding period requirements are not met, the grantee will recognize ordinary income.

        The Company's tax consequences will also depend upon whether an Option is an incentive stock option or a nonqualified stock option.
   In the case of a nonqualified stock option, the Company will be entitled to a deduction in connection with the grantee's exercise in an amount equal to the income recognized by the grantee, provided that the Company complies with applicable withholding requirements. If the Option is an incentive stock option, however, the Company will not be entitled to a deduction if the grantee satisfies the holding period requirements and recognizes capital gain. If those requirements are not satisfied, the Company will be entitled to a deduction corresponding to the ordinary income recognized by the grantee.

        The conversion of an Arvin option to a Company option as a result of the merger does not result in a taxable event to the grantee, or change the status of the option as an incentive stock option or a nonqualified stock option. The grantee of a converted option will, however, recognize ordinary income with respect to each $1 in cash that is received as part of the merger consideration when the converted option is exercised. The Company will receive a deduction for the cash that is paid upon exercise.

        SARs
        ----

        SARs likewise do not require a grantee to recognize income at the time of grant. Upon exercise of an SAR, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the related Option price (or the price specified in the SAR, in the case of a "non-tandem" SAR). The Company will be entitled to a deduction in an amount equal to the income recognized by the grantee, provided that the Company complies with applicable withholding requirements.

        RESTRICTED SHARES
        -----------------

        At the date of a grant of restricted shares, the grantee will not recognize income, and the Company will not be entitled to a deduction.

   The grantee will realize ordinary income equal to the fair market value of the Common Stock received when the restrictions on the Common Stock lapse and the grantee's interest in the Common Stock is no longer subject to a substantial risk of forfeiture. The Company may be entitled to a deduction with respect to the ordinary income realized by the grantee, subject to the limitations of Section 162(m) of the Internal Revenue Code.

        PERFORMANCE SHARES AND PERFORMANCE UNITS
        ----------------------------------------

        At the date of a grant of performance shares or performance units, the grantee will not recognize income, and the Company will not be entitled to a deduction. Upon exercise, the grantee of a performance share or performance unit will realize ordinary income equal to the amount of cash or the fair market value of the Common Shares received on exercise. The Company may be entitled to a deduction with respect to the ordinary income realized by the grantee, subject to the limitations of Section 162(m) of the Internal Revenue Code.

        THE FOREGOING IS INCLUDED ONLY AS A SUMMARY OF POSSIBLE FEDERAL INCOME TAX CONSEQUENCES. A PERSON SHOULD CONSULT HIS OR HER TAX ADVISOR CONCERNING MATTERS COVERED BY THIS DISCUSSION AND THE POSSIBLE APPLICATION OF FOREIGN, STATE AND LOCAL TAX LAWS.

        REPORTS TO GRANTEES
        -------------------

        The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 458,921 shares of Common Stock to be offered and sold under the Plan to Plan participants who ceased to be employees of Arvin and its subsidiaries on or prior to July 7, 2000.

        The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to the Director, Compensation and Benefits, ArvinMeritor, Inc., One Noblitt Plaza, Box No. 3000, Columbus, Indiana 47202-3000, telephone
   (812) 379-3000.


                                                                   7/2000

               NOTE:  REFERENCES IN THE ARVIN INDUSTRIES, INC.
              1988 STOCK BENEFIT PLAN TO ARVIN AND ARVIN COMMON
       STOCK NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON STOCK.

                           ARVIN INDUSTRIES, INC.

                           1988 STOCK BENEFIT PLAN

   1.   PURPOSE OF THE PLAN

        This Plan is intended to benefit the Corporation and its subsidiaries by providing compensation arrangements that may be used to retain key persons of training, experience and ability, to attract new employees whose services are considered valuable, and to provide such persons with a proprietary interest in and a greater concern for the welfare of the Corporation and its subsidiaries.

   2.   DEFINITIONS

        Whenever used herein, the following words and phrases shall (for purposes of this Plan and this Plan only) have the meanings stated unless a different meaning is plainly required by the context:

        (a) "Award" means a grant, pursuant to the Plan, of Options, SARs, Performance Shares, Performance Units, Restricted Shares, or any combination thereof.

        (b)  "Board" means the board of directors of the Corporation.

        (c) "Cause" means (A) the willful and continued failure by a Participant to substantially perform his duties with the Corporation or its subsidiaries (other than any such failure resulting from his Disability) after a written demand for substantial performance is delivered to him by the Corporation that specifically identifies the manner in which the Participant has not substantially performed his duties, or (B) the willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Corporation or its subsidiaries. No act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation and its subsidiaries.

        (d) "Change of Control," for purposes of the Plan, shall be deemed to have taken place if:

             (i)  a third person, including a "group" as defined in
                  Section 13(d)(3) of the Securities Exchange Act of 1934 (except that Corporation sponsored benefit plans and their administrative committees shall not be considered such a third person or part of a group), becomes the beneficial owner of shares of the Corporation having 25% or more of the total number of votes that may be cast for the election of directors of the Corporation:

            (ii) any cash tender offer or exchange offer for Common Shares, or a merger, other business combination, or sale of assets of the Corporation occurs: and/or

           (iii) there is a contested election of directors of the Corporation;

                  (each of the events referred to in (i) through (iii) hereinafter referred to as a "Transaction") and as a result thereof or in connection therewith the Continuing Directors (as hereinafter defined) shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation; provided, however, no Change of Control shall be deemed to have occurred if a majority of the Continuing Directors approves the Transaction. The determination of whether a Change of Control has occurred shall be made without regard to the amount of time which may elapse between the event or events which constitute a Transaction and the Continuing Directors' ceasing to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation. The term "Continuing Directors" shall mean those persons who were directors of the Corporation before a Transaction and any successors to such persons who were nominated for election by a majority of the Continuing Directors.

        (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (f) "Committee" means the Compensation Committee of the Board or any other committee designated by the Board.

        (g) "Common Shares" means the Corporation's common shares, par value $2.50 per share, together with one Right for each Common Share to purchase one one-hundredth of a share of the Corporation's Series C Junior Participating Preferred Shares, without par value, issuable prior to the Distribution Date pursuant to the Rights Agreement.

        (h) "Corporation" means Arvin Industries, Inc., an Indiana corporation.

        (i) "Disability" means a physical or mental condition that renders a Participant unable to perform his usual duties or any comparable duties for the Corporation or its subsidiaries if, in the opinion of a physician selected by the Corporation, such condition will continue indefinitely or for a substantial period of time.

        (j) "Distribution Date", for purposes of the Plan, shall have the meaning given in the Rights Agreement.

        (k) "Fair Market Value" means (i) if the Common Shares are listed on the New York Stock Exchange, the average of the highest and lowest prices of the Common Shares on the consolidated tape of the New York Stock Exchange on the relevant date or the most recent date on which Common Shares traded on such Exchange; and (ii) if the Common Shares are not listed on such Exchange, such value as the Committee, in good faith, shall determine. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair market Value of Common Shares subject to an ISO shall be inconsistent with Section 422A of the Code or regulations thereunder.

        (l)  "ISO" means an incentive stock option, within the meaning of
             Section 422A of the Code, granted under the Plan pursuant to Sections 5 and 6.

        (m) "Limited Right" means a limited stock appreciation right granted under the Plan pursuant to Section 7.

        (n) "Non-tandem SAR" means an SAR not granted in connection with an Option.

        (o) "Option" means an option, including an ISO, granted under the Plan pursuant to Section 5.

        (p) "Option Agreement" means a written agreement specifying the type of Option granted, the price at which the Option shall be exercisable, the duration of the Option, the number of Common Shares to which the Option pertains and such other provisions as the Committee shall determine.

        (q) "Participant" means any key executive, management or other employee of the Corporation or of its present or future subsidiary corporations (as defined in Section 425 of the Code) who is employed on a full-time salaried basis and has been selected by the Committee to receive an Award. Directors who are not employed by the Corporation or one of its subsidiaries are not eligible to participate in the Plan.

        (r) "Performance Share" means a performance share granted under the Plan pursuant to Section 9.

        (s) "Performance Unit" means a performance unit granted under the Plan pursuant to Section 9.

        (t)  "Plan" means the Arvin Industries, Inc. 1988 Stock Benefit
             Plan.

        (u) "Restricted Share" means a restricted share granted under the Plan pursuant to Section 8.

        (v) "Restricted Share Agreement" means a written agreement governing the issuance of a Restricted Share or Shares.

        (w) "Retirement Age" means the date on which a Participant would attain his normal retirement age or early retirement age (as defined in the Arvin Retirement Plan for Salaried
             Employees).

        (x) "Rights Agreement" means the Rights Agreement dated as of May 29, 1986, between the Corporation and Harris Trust and Savings Bank, as such agreement may be amended from time to time.

        (y) "SAR" means a stock appreciation right granted under the Plan pursuant to Section 7.

        (z) "SAR Agreement" means a written agreement evidencing the terms and conditions applicable to an SAR.

        (aa) "Tandem SAR" means an SAR granted in connection with an Option.

   3.   ADMINISTRATION OF THE PLAN

        The Plan shall be administered by the Committee, which shall consist of three or more directors who shall be appointed by the Board. No member of the Committee while serving on the Committee shall participate in, or within one year prior to appointment to the Committee shall have participated in, the Plan or any other plan of the Corporation under which participants are entitled to acquire shares, stock options or stock appreciation rights of the Corporation. The Committee shall, within the limits and pursuant to the terms of the Plan, determine the individuals to whom Awards are to be granted under the Plan, the number of shares to be subject to each such Award, the exercise price with respect to each Option, the base price with respect to each SAR, the restrictions to be imposed on Restricted Shares, the performance goals which must be met in order to earn each Performance Share and each Performance Unit, and all other terms and conditions of such Awards and the shares to be issued pursuant to the Plan. The Committee is also authorized to interpret any provision of the Plan, to adopt, amend and rescind rules, regulations, terms and agreements relating to the Plan. Awards granted thereunder and the shares to be issued pursuant thereto, and to make all other determinations and take all other action that it deems necessary or advisable for the administration of the Plan. The Committee is also authorized to provide and accept any notices provided for hereunder. Action with respect to the Plan may be taken by a majority of the members of the Committee then in office either at a meeting called by any member of the Committee or by unanimous written consent.

   4.   SHARES SUBJECT TO THE PLAN

        No more than 900,000 Common Shares may be made subject to Awards (excluding Awards which are Tandem SARs) under the Plan. In the event that, prior to the expiration date of the Plan, (a) any Option granted under the Plan expires unexercised or is terminated, surrendered or canceled (other than in connection with the exercise of an SAR) without being exercised, in whole or in part, for any reason, (b) any Non-tandem SAR granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, (c) any Restricted Shares granted under the Plan are forfeited or reacquired by the Corporation in connection with the restrictions imposed upon such Shares pursuant to the Plan, or (d) any Performance Share or Performance Unit distributable as Common Shares is unearned, terminated, surrendered, canceled or forfeited, then the number of Common Shares theretofore subject to such Option, SAR, Performance Share, or Performance Unit or constituting such Restricted Shares, or the unexercised, terminated, surrendered, forfeited, canceled or reacquired portion thereof, shall be added to the remaining number of Common Shares, Performance Shares, or Performance Units, upon such terms and conditions as the Committee shall determine, which terms may be more or less favorable than those applicable to such former Option, SAR, Restricted Shares, Performance Share, or Performance Unit.

   5.   OPTIONS

        (a) Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Common Shares subject to Options granted to each Participant. The Committee may grant any type of Option to purchase Common Shares that is permitted by law at the time of the grant, including ISOs. Unless otherwise expressly provided at the time of grant, Options granted under the Plan will be nonqualified stock options.

        (b)  Each Option shall be evidenced by an Option Agreement.

        (c) Except as provided in Section 6 below, the number of Common Shares subject to Options to be granted to each Participant and the price per share to be paid by each Participant upon exercise shall be determined by the Committee at the time the Options are granted, provided that such exercise price shall not be less than 100% of the Fair Market Value of the

             Common Shares on the date an Option is granted or the par value of the Common Shares, whichever is greater.

        (d) Except as provided in Section 6 below and subject to earlier termination as provided in subsection (e) hereof, an Option granted under the Plan shall expire on the date determined by the Committee at the time the option is granted, provided that such date shall not be more than ten years from the date the Option is granted. The Committee shall specify in the Option Agreement, at the time each Option is granted, the time or times at which, and in what proportions, the Option may be exercised prior to its expiration or earlier termination. The Committee, in its discretion, shall have the power to accelerate the exercisability of any or all Options, or any part thereof, granted under the Plan.

        (e) Except as otherwise provided in this subsection (e), no Option may be exercised at any time unless the Participant is then a salaried full-time employee of the Corporation or one of its subsidiaries. The Options of any Participant whose full-time salaried employment with the Corporation and its subsidiaries is terminated by the Corporation without Cause (except in connection with a Disability) shall expire on the earlier of (i) three months after such termination, or if later, the date the Participant may exercise such Options without thereby violating Section 16(b) of the Securities Exchange Act of 1934 (considering for such purpose only sales of common shares occurring before such termination), or (ii) the date that such Options expire in accordance with their terms. During such period, the Options may be exercised by such Participant as if he had continued as a full-time salaried employee of the Corporation or one of its subsidiaries during such period. In the event that a Participant voluntarily terminates employment with the Corporation and its subsidiaries (except in connection with a Disability) or is discharged by the Corporation or one of its subsidiaries for Cause, any Option or Options held by the Participant under the Plan and not previously exercised shall expire immediately upon such termination or discharge and may not be exercised thereafter. The Options of any Participant whose full-time salaried employment with the Corporation and its subsidiaries is terminated by Disability or death shall expire upon the earlier of one year after such Disability or death, or the date such Options expire in accordance with their terms. During such period the Options may be exercised by the Participant, or in the event of his death by a legatee or legatees of the Options under the Participant's will or by his executors, personal representatives or distributees, with respect to the number of shares that the Participant could have purchased on the date of his Disability or death, as the case may be.

        (f) Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve at the time the Options are granted, which restrictions and conditions need not be the same for all Participants; provided, however, that ISOs shall comply with the applicable provisions of the Code pertaining thereto. The Committee may specify a minimum number of full shares that must be purchased by a Participant upon any exercise of an Option granted to him under the Plan. Notwithstanding any other restriction on exercisability approved by the Committee, an Option granted under the Plan shall be fully exercisable upon a Change of Control of the Corporation or as of the Distribution Date.

        (g) The purchase price of Common Shares upon exercise of any Option shall be paid in full either (i) in cash or (ii) in Common Shares valued at their Fair Market Value as of the day before the date of exercise, (iii) by delivery of a promissory note of the Participant, or (iv) by any combination of (i), (ii) and (iii), at the discretion of the Committee or in the manner provided in the Option Agreement. Subject to Section 15, the Corporation shall issue, in the name of the Participant, certificates representing the total number of Common Shares purchased pursuant to the exercise of any Option in a timely manner after such exercise.

        (h) At the time of grant of an Option, the Committee may impose such restrictions on disposition of Common Shares acquired upon the exercise of such Option as it deems appropriate, which restrictions may, without limitation, include a right in the Corporation to repurchase upon the occurrence of a specified event or events, all or any of such shares at a price not less than the exercise price paid by the Participant for those shares.

        (i) Any Option granted under the Plan may be exercised by the Participant, by a legatee or legatees of such Option under the Participant's will, or by his executors, personal representatives or distributees, by delivering to the Corporation at its principal executive office (attention of its Secretary) written notice of the number of Common Shares with respect to which the Option is being exercised accompanied by full payment to the Corporation of the purchase price of the shares being purchased. The date of exercise shall be the date the notice is received by the Corporation. unless a later date is specified in such notice. Notwithstanding the foregoing. if an exercise notice is received by the Corporation within ten days following the Distribution Date, such exercise shall be effective as of the day immediately preceding the Distribution Date unless a later date is specified in the notice.

        (j) As of the effective date of a merger, consolidation or share exchange involving the Corporation as a result of which Common Shares are converted into the right to receive another security and/or any other consideration, each Option shall automatically become an option to acquire the securities and/or other consideration that a holder of the number of Common Shares then subject to the Option would have become entitled to receive as a result of such merger, consolidation or share exchange. Such converted option shall be governed by the terms and conditions applicable to the Option.

        (k) The Committee may prescribe such other terms and conditions of the Options granted under the Plan that are neither inconsistent with nor prohibited by the Plan.

   6.   SPECIAL RULES RELATING TO ISOS

        Notwithstanding anything in Section 5 to the contrary, ISOs shall be in such form and upon such terms and conditions as the Committee shall from time to time determine, subject to the following to the extent necessary to comply with Section 422A of the Code:

        (a) An ISO must be granted within ten years from the date the Plan is adopted or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier;

        (b) The aggregate Fair Market Value (determined at the time the ISOs are granted) of the Common Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of the Corporation and its subsidiaries) shall not exceed $100.000; and

        (c) Notwithstanding any other provision herein contained, no Participant may receive an ISO under the Plan if such Participant. at the time the ISO is granted, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Corporation or of its parent or subsidiary corporation (within the contemplation of Section 425(d) of the Code); provided, however, that such Participant shall be eligible to receive a grant of an ISO if, at the time such ISO granted, the exercise price is at least 110% of the Fair Market Value of Common Shares, and such ISO is not exercisable after the expiration of five years from the date such ISO is granted.

   7.   SHARE APPRECIATION RIGHTS

        (a) SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may specify that an SAR granted under the Plan shall be a Tandem SAR or a Non-tandem SAR. An SAR granted to a Participant at the same time and covering the same number of Common Shares as an Option shall be a Tandem SAR unless the Committee specifies to the contrary. At the time of grant of a Non-tandem SAR, the Committee shall specify the base price of Common Shares to be used in connection with the calculation described in subsection (c) below and the number of Common Shares subject to the SAR. The base price of a Non-tandem SAR shall not be less than 100% of the Fair Market Value of one Common Share on the date of grant. No Tandem SAR may be granted to a Participant in connection with an ISO in a manner that will disqualify the ISO under
             Section 422A of the Code unless the Participant consents thereto.

        (b)  Each SAR shall be evidenced by an SAR Agreement.

        (c) An SAR shall entitle the Participant to receive from the Corporation the number of Common Shares having an aggregate Fair Market Value equal to:

             (i) In the case of a Tandem SAR, all, or if specified by the Committee at time of grant, some portion, of the excess of the Fair Market Value of one Common Share as of the date on which the SAR is exercised over the Option price per share specified in such Option, multiplied by the number of shares then subject to the Option, or the portion thereof as to which the SAR is being exercised; or

             (ii) In the case of a Non-Tandem SAR, all, or if specified by the Committee at the time of grant, some portion or multiple, of the excess of the Fair Market Value of one Common Share as of the date on which the SAR is exercised over the base price specified in such SAR multiplied by the number of Common Shares then subject to the SAR, or the portion thereof as to which it is being exercised.

             Cash shall be delivered in lieu of any fractional shares. The corporation shall be entitled to elect to settle any part or all of its obligation arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the Common Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares. So long as the Participant who receives an SAR is subject to
             Section 16(d) of the Securities Exchange Act of 1934 with respect to equity securities of the Corporation, the Corporation may not elect to settle any part or all of its obligation arising out of the exercise of an SAR by the payment of cash pursuant to this subsection unless (A) such exercise occurs no earlier than six months after the date of grant of the SAR and during the period beginning on the third business day following the date of release by the Corporation for publication of its quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date, and (B) the Committee approves such form of settlement. The restrictions set forth in the preceding sentence shall not apply to an exercise of a Limited Right.

        (d) A Tandem SAR shall be exercisable at the time and to the extent, but only at such time and to such extent, that the Option to which it relates is exercisable. Upon the exercise of a Tandem SAR, the unexercised Option or portion thereof, to which the exercised portion of the Tandem SAR is related shall expire. The exercise of any Option shall cause the expiration of the Tandem SAR related to such Option, or portion thereof, that is exercised.

        (e) (i) Non-tandem SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve at the time the Non-tandem SARs are granted, which restrictions and conditions need not be the same for all Participants. The Committee may specify a minimum number of full shares with respect to which any exercise of a Non-tandem SAR must be made. Notwithstanding any other restriction on exercisability approved by the Committee, a Non-tandem SAR granted under the Plan shall be fully exercisable upon a Change of Control of the Corporation or as of the Distribution Date.

             (ii) Subject to earlier termination as provided in the last sentence of this paragraph (ii), a Non-tandem SAR granted under the Plan shall expire on the date determined by the Committee, provided that such date shall not be more than ten years from the date the SAR is granted. The Committee shall specify at the time each Non-tandem SAR is granted, the time or times at which, and in what proportions, the Non-tandem SAR may be exercised prior to its expiration or earlier termination. The Committee, in its discretion, shall have the power to accelerate the exercisability of any or all Non-tandem SARs, or any part thereof, granted under the Plan. Notwithstanding the foregoing, any Non-tandem SAR granted to a Participant under the Plan shall expire following a termination of his full-time salaried employment with the Corporation and its subsidiaries in the same manner as an Option held by such Participant would expire pursuant to the provisions of subsection 5(e); provided that, clause
                  (i) thereof shall specifically take into account the application of Section 16(b) to the Participant's Non-tandem SAR.

        (f) Any SAR granted under the Plan may be exercised by the Participant. by a legatee or legatees of such SAR under the Participant's last will, or by his executors, personal representatives or distributees, by delivering to the Corporation at its principal executive office (attention of its Secretary) written notice of the number of Common Shares with respect to which the SAR is being exercised accompanied by any related SAR Agreement and, in the case of a Tandem SAR, by the related Option Agreement. The date of exercise shall be the date the notice is received by the Corporation, unless a later date is specified in such notice. Notwithstanding the foregoing, if an exercise notice is received by the Corporation within ten days following the Distribution Date, such exercise shall be effective as of the day immediately preceding the Distribution Date unless a later date is specified in the notice.

        (g) Subject to Section 15, the Corporation shall, in a timely manner. (i) issue, in the name of the Participant. certificates representing the total number of Common Shares to which the Participant is entitled pursuant to subsection
             (c) hereof, and (ii) if the Corporation elects to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Participant an amount in cash equal to the Fair Market Value of the Common Shares it would otherwise be obligated to deliver.

        (h) On or after the effective date of a merger, consolidation or share exchange involving the Corporation as a result of which Common Shares are converted into the right to receive another security and/or any other consideration, each SAR shall, upon exercise in accordance with its terms, entitle the Participant to receive from the Corporation an amount of such security and/or other consideration (in the proportions received by the holders of Common Shares in the merger, consolidation or share exchange) having an aggregate fair market value equal to:

             (i) In the case of a Tandem SAR, all, or if specified by the Committee at the time of grant pursuant to paragraph (c) (i) of this Section, some portion, of the excess of the fair market value (as of the date of exercise) of the security and/or other consideration (on a per share basis) received by the holders of Common Shares in the merger, consolidation or share exchange over the option price per share specified in the related option multiplied by the number of shares then subject to the option, or portion thereof as to which the SAR is being exercised; or

             (ii) In the case of a Non-tandem SAR, all, or if specified by the Committee at the time of grant pursuant to paragraph (c) (ii) of this Section, some portion or multiple, of the excess of the fair market value as of the date of exercise of the security and/or other consideration (on a per share basis) received by the holders of Common Shares in the merger, consolidation or share exchange, over the base price specified in such SAR multiplied by the number of shares then subject to the SAR, or portion thereof, as to which it is being exercised.

             Cash shall be delivered in lieu of fractional securities and may be delivered if elected by the Corporation subject to the limitations set forth in the penultimate sentence of subsection (c) above.

        (i) The Committee may specify that an SAR granted under the Plan shall be a Limited Right. Limited Rights shall, in addition to or in lieu of the provisions regarding exercisability described in subsection (c) above (as specified by the Committee), be subject to one or both of the following (as specified by the Committee):

             (i) Limited Rights shall be exercisable within thirty days after a Change of Control, and upon exercise shall entitle the holder to receive from the Corporation a cash payment equal to the number of Common Shares subject to the related Option (in the case of a Tandem
                  SAR) or subject to the SAR (in the case of a Non-tandem
                  SAR) times the greater of (A) the excess of the Fair Market Value of one Common Share as of the date on which the Limited Right is exercised, over the Option price per share (in the case of a Tandem SAR) or the base price per share (in the case of a Non-tandem SAR), or (B) the excess of the value (as determined by the Committee as in existence immediately prior to the Change of Control) of the highest per share consideration received by shareholders of the Corporation in connection with the Change of Control over such per share price.

             (ii) In the event of a dissolution or liquidation of the
                  Corporation, Limited Rights shall be exercisable for the thirty days prior to the effective date of such dissolution or liquidation, and, in the absence of exercise during such period, shall be automatically exercised on the last business day immediately prior to such effective date, unless both the Committee and the Participant agree in writing that the limited Right shall not be exercised at that time. Upon exercise of a Limited Right pursuant to this paragraph (ii), the holder shall be entitled to receive from the Corporation a cash payment equal to the number of Common Shares subject to the related Option (in the case of a Tandem SAR) or subject to the SAR (in the case of a Non-tandem SAR multiplied by the greater of
                  (A) the excess of the Fair Market Value of one Common Share as of the date on which the Limited Right is exercised, over the Option price per share (in the case of a Tandem SAR or the base price per share (in the case of a Non-tandem SAR, or (B) the excess of the value (as determined by the Committee as in existence immediately prior to the dissolution or liquidation) of the per share consideration received by shareholders of the Corporation in connection with the dissolution or liquidation over such per share price.

             On or after the effective date of a merger, consolidation, or share exchange involving the Corporation which does not constitute a Change of Control, but which results in the holders of Common Shares receiving another security and/or other consideration, the cash payments contemplated by this subsection shall be computed with reference to such security and/or other consideration in a manner consistent with subsection (h) above. Except as provided in subsection (c) of this Section and in this subsection (i), a Limited Right shall be subject to the same terms and conditions as other SARs.

        (j) The Committee may prescribe such other terms and conditions of all SARs granted under the Plan that are neither inconsistent with nor prohibited by the Plan.

   8.   RESTRICTED SHARE AWARDS

        The Committee may from time to time grant, or sell for such amount of cash, Common Shares or such other consideration as the Committee deems satisfactory (which amount may be less than Fair Market Value), Restricted Shares under the Plan to such Participants and upon such terms and conditions as the Committee may determine at the time of grant or sale, subject to the following:

        (a) Restricted Shares issued under the Plan shall be governed by a Restricted Share Agreement in such form as the Committee shall from time to time determine.

        (b) Subject to Section 15 hereof, the Corporation shall issue, in the name of the Participant, certificates representing the total number of Restricted Shares granted or sold to the Participant, in a timely manner after such grant or sale.

        (c) Subject to the provisions of subsection (d) hereof and the restrictions set forth in the related Restricted Share

             Agreement, the Participant acquiring Restricted Shares shall thereupon be a shareholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a shareholder with respect to such shares, including the right to vote such shares and receive dividends and other distributions paid with respect to such shares.

        (d) Any Restricted Share granted to a Participant pursuant to the Plan shall be forfeited and any Restricted Share sold to a Participant pursuant to the Plan shall, at the Corporation's option, be resold to the Corporation for an amount equal to the value of the consideration paid therefor and, upon such forfeiture or resale, such share shall revert to the Corporation if the Participant's employment with the corporation and its subsidiaries terminates prior to a date specified by the Committee at the time of grant or sale, which date shall not be earlier than the first anniversary of such grant or sale, unless such employment terminates (A) after the Participant's attainment of Retirement Age, (B) because of the Participant's Disability, (C) because of the Participant's death, or (D) following a Change of Control for any reason other than Cause. As of such specified date or, if earlier, the Participant's date of termination of employment described in (A) through (D) of the preceding sentence, the restrictions of this subsection (d) shall lapse. The Corporation may exercise its right to require a resale of a Restricted Share pursuant to this subsection by notice to the Participant at any time within the thirty-day period following his termination of employment with the Corporation and its subsidiaries. A Participant who has received such notice shall promptly surrender his Restricted Shares amid the Corporation shall make payment therefor within ten days after such surrender. The Committee. in its discretion, shall have the power to accelerate the date on which the restrictions of this subsection (d) shall lapse with respect to any or all Restricted Shares granted or sold under the Plan that has been outstanding for at least one year.

        (e) Except as set forth in subsection (f), Restricted Shares issued pursuant to the Plan shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the holder thereof until the date the restrictions of subsection (b) lapse. Each certificate evidencing Restricted Shares issued under the Plan shall bear a legend indicating that transferability of such shares is restricted by and subject to the terms and conditions imposed under the Plan.

        (f)  Notwithstanding anything contained herein to the contrary:

             (i) Restricted Shares may be tendered in response to a tender offer for or a request or invitation to tenders of (both within the meaning of Section 14 of the Securities Exchange Act of 1934, as in effect on February 25, 1988) greater than 50% of the outstanding Common Shares of the Corporation: provided the security and/or other consideration received in exchange therefor shall thereafter be subject to the restrictions and conditions applicable to such Restricted Shares until they lapse pursuant to the Plan or the related Restricted Share Agreement and that the tendering Participant agrees to any reasonable provisions requested by the Corporation to assure that any consideration received as a result of such tender is subject to such restrictions and conditions and that the consideration cannot be transferred in violation of any such restrictions and conditions;

             (ii) Restricted Shares may be surrendered in a  merger,
                  consolidation or share exchange involving the Corporation provided that the security and/or other consideration received in exchange therefor shall thereafter be subject to the restrictions and conditions applicable to such Restricted Shares until they lapse pursuant to the Plan or the related Restricted Share Agreement and that the surrendering Participant agrees to any reasonable provisions requested by the Corporation to assure that any consideration received as a result of such surrender is subject to such restrictions and conditions and that the consideration cannot be transferred in violation of any such restrictions and conditions.

        (g) The Committee may prescribe such other terms and conditions of the Restricted Shares issued under the Plan that are neither inconsistent with nor prohibited by due Plan including, without limitation, terms providing for a lapse of the restrictions of subsection (d) in installments.

        (h) From and after the Distribution Date, each Rights Certificate issued pursuant to the Rights Agreement for each Restricted Share and all series C Junior Participating Preferred Shares issued upon exercise of the Rights evidenced by such Rights Certificate shall be subject to such restrictions and conditions applicable to such Restricted Share until they lapse pursuant to the Plan or the related Restricted Share Agreement; provided, however, that the Participant holding such Rights Certificate shall be entitled to surrender the Rights Certificate pursuant to the terms of the Rights Agreement in exchange for the Series C Junior Participating Preferred Shares issuable in respect thereof.

   9.   PERFORMANCE SHARES AND PERFORMANCE UNITS

   The Committee may from time to time grant Performance Shares or Units to such Participants and upon such terms and conditions as the Committee shall determine, subject to the following

        (a) Each Performance Share shall represent one Common Share and shall be earned upon the attainment of performance goals established by the Committee at the time of grant. Each Performance Unit shall represent $25.00 and shall be earned upon the attainment of performance goals established by the Committee at the time of grant. The time period during which the performance goals must be met shall be determined by the Committee and shall be called a "performance period." The Committee may provide that a Participant will earn a specified portion of the Performance Shares or Performance Units for a performance period in the event that performance goals for such performance period are partially attained.

        (b) As of the last day of performance period, Performance Shares and Performance Units earned by a Participant for such period shall be credited to an account (the "Account") established and maintained for such Participant, and any unearned Performance Shares or Performance Units shall be forfeited. When the Corporation pays a cash dividend on Common Shares, each Participant's Account shall also be credited with the amount of any cash dividends that would have been paid on the number of Common Shares equal to the number of Performance Shares then credited to such Account. The Committee may provide that Performance Units credited to an Account shall be credited with earnings at a rate determined by the Committee. The Account of any Participant. which shall be the record of Performance Shares earned by him under the Plan, dividends paid thereon, Performance Units earned by him under the Plan and earnings credited thereon, is solely for accounting purposes and shall not require a segregation of any Corporation assets.

        (c) The Committee may provide at the time of grant that any earned Performance Share in an Account of a Participant, the amount of cash dividends credited with respect thereto, any Performance Units in an Account of a Participant, and earnings credited with respect thereto (as well as Performance Shares or Performance Units for performance periods then in progress) shall be forfeited if the Participant's employment with the Corporation and its subsidiaries terminates prior to a date specified by the Committee at the time of grant, unless such employment terminates (i) because of death, (ii) because of Disability,
             (iii) after attainment of Retirement Age, or (iv) following a Change of Control for any reason other than Cause. The Committee may provide that, with respect to a termination described in (i) through (iv) of the prior sentence, a Participant shall earn all or a portion of the Performance Shares or Performance Units granted to him for the performance period then in progress.

        (d) As of the earlier of (i) the date specified by the Committee as referred to in subsection (c) above, or (ii) the date of a termination of employment described in paragraphs (c)(i) through (iv) above, a Participant, with respect to Performance Shares, shall be entitled to receive from the Corporation either a number of Common Shares equal to the number of Performance Shares in his Account, or cash in an amount equal to the number of Performance Shares in his Account times the Fair Market Value of one Common Share on such date, and with respect to Performance Units, shall be entitled to receive from the Corporation either cash in an amount equal to the number of Performance Units in his Account, multiplied by $25.00, or the number of Common Shares equal to the number of Performance Units, multiplied by $25.00, the product of which is divided by the Fair Market Value of one Common Share on such date. In connection with a distribution pursuant to the preceding sentence, a Participant shall also be entitled to a cash payment equal to the dividends in his Account relating to the distributed Performance Shares and the earnings in his Account relating to the distributed Performance Units. Payment to a Participant of the amount set forth above shall be made or commence within 90 days after the earlier of (i) such specified date, or (ii) the date of termination described in paragraphs (c)(i) through (iv) above. Payments in cash may be made either in a lump sum or in equal annual installments over a period not to exceed ten years. The Committee shall have the sole discretion to determine the form and method of payment under the Plan and the period over which such payment shall be made. Notwithstanding the foregoing, in the event that a Participant's employment with the Corporation and its subsidiaries terminates following a Change of Control of the Corporation for any reason other than attainment of Retirement Age, death, Disability or termination by the Corporation for Cause, payments with respect to all Performance Shares and Performance Units in his Account, including credits with respect to dividends on Performance Shares earnings on Performance Units, shall be made in cash, within ten days after such termination takes place. Except as provided in subsection (b), a Participant shall not be entitled to receive any earnings on the value of his Performance Shares or Performance Units with respect to the period between his termination of employment and the receipt of payments under the Plan.

   10.  ASSIGNMENT

        Except as provided in subsections 8(e) and (f) or in connection with unrestricted Common Shares issued pursuant to an Award, Awards granted under the Plan and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. In the event of a Participant's death, any distribution due under the Plan shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant's will or applicable intestacy law; or in the event that there shall be no representative duly appointed and qualified within six months after the date of death of such deceased Participant, then to such persons as. at the date of his death, would be entitled to share in the distribution of such deceased Participant's personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

   11.  ADJUSTMENT.

        The number of shares available for issuance under the Plan, the number of shares subject to Awards granted under the Plan, the number of Performance Shares credited to a Participants Account or applicable to performance periods in progress, and the exercise price with respect to Options and base price with respect to SARs granted under the Plan may all be appropriately adjusted as the Committee may determine for any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Corporation. Adjustments under this Sect ion II shall be made according to the sole discretion of the Committee, and the decision of the Committee as to the Timing, nature and amount of such adjustments shall be binding and conclusive. If any such adjustment results in the computation of a number of Common Shares that is not a whole number, such number shall be rounded down to the next whole number.

   12.  DISSOLUTION OR LIQUIDATION

   Upon, dissolution or liquidation of the Corporation, each Participant's rights with respect to Options and SARs that have not been exercised, Restricted Shares that are subject to forfeiture, and Performance Shares or Performance Units that are either unearned or not yet distributable, as of the date of the occurrence of such event, shall terminate and be forfeited and neither the Participant nor his heirs, personal representatives, successors or assigns shall have any future rights with respect to any such Options, SARs, Restricted Shares, Performance Shares, or Performance Units. Notwithstanding the foregoing, the Committee, in its discretion exercised in a nondiscriminatory way, may (i) adjust the terms of any Award to give the holder thereof the opportunity to participate in any distribution on Common Shares related to the dissolution or liquidation, or (ii) otherwise provide for a distribution to any holder of an Award affected by the dissolution or liquidation; provided, however, that if the dissolution or liquidation occurs after a Change of Control of the Corporation, the Committee shall, (I) by such a adjustment or distribution, provide that the holder of each Award shall benefit in the same manner as if such Award had been exercised or made unrestricted prior to the distributions on Common Shares related to the dissolution or liquidation, or (II) make a cash distribution to such holder in an amount equal to the value of the Award (including, in the case of a Performance Share and Performance Unit, the Account related thereto).

   13.  GOVERNMENT REGULATIONS

   Notwithstanding any of the provisions hereof, or of any Option, SAR, Restricted Share, Performance Share, or Performance Unit granted hereunder, the obligation of the Corporation to issue and deliver shares upon the exercise of such Option or SAR or upon a distribution with respect to a Performance Share or Performance Unit, or the obligation of the Corporation to issue and deliver certificates evidencing Restricted Shares, shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, including, without limitation, the obligation of the Corporation to have a registration statement or statement that complies with the provisions of the Securities Act of 1933, as amended, in effect with respect to such shares at the time of such issuance and delivery unless the Corporation receives evidence satisfactory to it that such issuance and delivery, in absence of such an effective registration statement or statements, would not constitute a violation of the terms and provisions of such act.

   14.  TERMINATION AND AMENDMENT OF PLAN

   The Board may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made which would materially and adversely affect the rights of any Participant under any Option, SAR, Performance Share, or Performance Unit theretofore granted, or of any Participant who had theretofore acquired Restricted Shares pursuant to the Plan, without such Participant's consent, and except that no amendment or alteration shall be made that, without the approval of the shareholders, would:

        (a) Change the class of employees eligible to participate in the Plan;

        (b) Increase the aggregate number of shares that may be issued under the Plan, except as provided in Section 11 hereof; or

        (c) Materially increase the benefits accruing to Participants under the Plan.

   15.  WITHHOLDING TAXES

   Whenever the Corporation proposes or is required to issue or transfer Common Shares to a Participant under the Plan, the Corporation shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Corporation shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. The Corporation may, if approved by the Committee in its discretion, upon the exercise of an Option or an SAR. withhold a portion of the Common Shares otherwise distributable with a Fair Market Value at the date of exercise equal to the amount to be withheld, and make necessary cash payments appropriate taxing authorities satisfy its withholding obligation; provided that such action may be taken if it would result in a violation by the affected Participant of Section 16(b) of the Securities Exchange Act of 1934.

   16.  RIGHT TO TERMINATE EMPLOYMENT

   Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Corporation or its subsidiaries or affect any right that the Corporation or its subsidiaries may have to terminate the employment of such Participant.

   17.  RIGHTS AS SHAREHOLDER

   The recipient of any Award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for Common Shares are issued to him.

   18.  LEAVES OF ABSENCE

   The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leaves of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

   19.  EFFECTIVE DATE

   The Plan shall become effective as of the date it is approved by the holders of a majority of the Preferred and Common Shares of the corporation (voting as a single class) present, or represented, and entitled to vote at the 1988 Annual Meeting of Shareholders of the Corporation. There shall be Options, SARs, Restricted Shares, Performance Shares, or Performance Units granted or awarded under the Plan after 1998; provided, however, that all Options, SARs, Restricted Shares, Performance Shares, and Performance Units granted or sold under the Plan prior to such date shall remain in effect and subject to adjustment and amendments as herein provided until they have been satisfied or terminated in accordance with the Plan and the terms of their related agreements.

   20.  GOVERNING LAW

   The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Indiana and, in the case of ISOs, Section 422A of the Code.

   21.  INDEMNIFICATION

   Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may he involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof with the Corporation's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him; provided, however, that he shall give the Corporation an opportunity at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not he exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or to hold them harmless,

   22.  SUCCESSORS

   In the event of a sale of substantially all of the assets of the Corporation, or a merger, consolidation or share exchange involving the Corporation, all obligations of the Corporation under the Plan with respect to awards granted hereunder shall be binding on the successor to the Corporation in the transaction. Employment with such a successor shall be considered employment with the Corporation for purposes of the Plan.

   23.  NOTICES.

   Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered or five days after mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid. Notice to the Corporation shall be directed to:

                       Secretary
                       Arvin Industries, Inc.
                       1531 Thirteenth Street
                       Columbus, Indiana  47201

   Notices to Participant shall be directed to the Participant at the Participant's home address on the records of the Corporation. Notwithstanding the foregoing, if either party shall have previously designated a different address by notice to the other party given in the foregoing manner, then notices to such party shall be delivered as designated.

                           LIMITATION OF LIABILITY

   Neither the Company, Arvin, Meritor, nor any of their agents (including Arvin or Meritor if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   Any net proceeds realized by ArvinMeritor from the issuance of its common stock under the Plan will be used for general corporate purposes.

                            PLAN OF DISTRIBUTION

   The common stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the issuance of common stock following satisfaction of the applicable vesting, exercise and/or lapse of restrictions schedules applicable to stock options, stock appreciation rights, restricted shares, performance shares and performance units granted under the Plan.

                         DESCRIPTION OF COMMON STOCK

   The Company's certificate of incorporation authorizes the issuance of 500,000,000 shares of Common Stock. The description of the Common Stock is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements of Arvin Industries, Inc. as of January 2, 2000 and January 3, 1999 and for each of the three years in the period ended January 2, 2000 set forth in the Company's Current Report on Form 8-K dated July 10, 2000 have been incorporated by reference in this document in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm, as experts in auditing and accounting. The consolidated financial statements of Meritor as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 and the related financial statement schedule incorporated by reference in this registration statement from Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's common stock offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . .  $ 3,286
        Legal fees and expenses  . . . . . . . . . . . . . . . .  $15,000
        Accounting fees and expenses . . . . . . . . . . . . . .  $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  $15,000
                                                                  -------
                       Total . . . . . . . . . . . . . . . . . .  $38,286

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Indiana Business Corporation Law permits indemnification of officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that (1) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests, and (2) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Unless the articles of incorporation provide otherwise, indemnification is mandatory in two instances: (1) a director successfully defends himself in a proceeding to which the director was a party because the director is or was a director of the corporation, or (2) it is court ordered.

        Section 8.06 of the ArvinMeritor Restated Articles of Incorporation contain provisions authorizing, to the extent permitted under the Indiana Business Corporation Law and the Company's By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, the Company's By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys' fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Action. The Company also shall pay, in advance of the final disposition of an Action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. Article 8 of the Company's By-Laws and the appendix thereto entitled "Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article 8 of the By-Laws" set forth particular procedures for submission and determination of claims for indemnification.

        The Company's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

   ITEM 16.  EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Troy, State of Indiana, on July 10, 2000.

                                 ARVINMERITOR, INC.
                                 (REGISTRANT)


                            By:  /s/ Vernon G. Baker, II
                                 -----------------------
                                 Vernon G. Baker, II
                                 Senior Vice President, General Counsel
                                 and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE                                  TITLE                                      DATE
     ---------                                  -----                                      -----
     /s/  Larry D. Yost*                        Chairman of the Board and                  July 10, 2000
     ---------------------------                Chief Executive Officer (principal
     Larry D. Yost                              executive officer)


     /s/  V. William Hunt*                      Vice Chairman and President                July 10, 2000
     ---------------------------                and Director
     V. William Hunt


     /s/  Thomas A. Madden*                     Senior Vice President and                  July 10, 2000
     ----------------------------               Chief Financial Officer (principal
     Thomas A. Madden                           financial officer)


     /s/  William M. Lowe*                      Vice President and Controller              July 10, 2000
     ----------------------------               (principal accounting officer)
     William M. Lowe

                                                Director
     ----------------------------
     Joseph B. Anderson, Jr.




                                                               36





                                                Director
     -----------------------------
     Donald R. Beall


     /s/  Steven C. Beering*                    Director                                   July 10, 2000
     -----------------------------
     Steven C. Beering


     /s/  Rhonda L. Brooks*                     Director                                   July 10, 2000
     -----------------------------
     Rhonda L. Brooks


     /s/  John J. Creedon*                      Director                                   July 10, 2000
     -----------------------------
     John J. Creedon


     /s/  Joseph P. Flannery*                   Director                                  July 10, 2000
     -----------------------------
     Joseph P. Flannery


     /s/  Robert E. Fowler, Jr.*                Director                                   July 10, 2000
     -----------------------------
     Robert E. Fowler, Jr.


     /s/  William D. George, Jr.*               Director                                   July 10, 2000
     ------------------------------
     William D. George, Jr.


                                                Director
     ------------------------------
     Ivan W. Gorr


     /s/  Richard W. Hanselman*                 Director                                   July 10, 2000
     ------------------------------
     Richard W. Hanselman


     /s/  Charles H. Harff*                     Director                                   July 10, 2000
     ------------------------------
     Charles H. Harff


     /s/  Don J. Kacek*                         Director                                   July 10, 2000
     ------------------------------
     Don J. Kacek

                                                               37






     /s/  Victoria B. Jackson*                  Director                                   July 10, 2000
     ------------------------------
     Victoria B. Jackson


     /s/  James E. Marley*                      Director                                   July 10, 2000
     ------------------------------
     James E. Marley


     /s/  James E. Perella*                     Director                                   July 10, 2000
     ------------------------------
     James E. Perella


     /s/  Harold A. Poling*                     Director                                   July 10, 2000
     ------------------------------
     Harold A. Poling


     /s/  Martin D. Walker*                     Director                                   July 10, 2000
     ------------------------------
     Martin D. Walker


     *By /s/Vernon G. Baker, II
         --------------------------
          Vernon G. Baker, II
          Attorney-in-Fact





















                                                               38





                              INDEX TO EXHIBITS

   EXHIBIT NUMBER                DESCRIPTION
   --------------                -----------

   2* Agreement and Plan of Reorganization dated as of April 6, 2000, By and Among Meritor Automotive, Inc., Mu Sub, Inc. and Arvin Industries, Inc. (incorporated by reference to Appendix A of the Joint Proxy Statement-Prospectus contained in the Company's Registration Statement on Form S-4/A (File No. 333-365448), filed with the Commission on June 2, 2000).

   4.1 Form of ArvinMeritor, Inc. 1988 Stock Benefit Plan (as Successor to the Arvin Industries, Inc. 1988 Stock Benefit Plan) (included as part of the Form S-3 prospectus).

   4.2* Rights Agreement, dated as of July 3, 2000, between ArvinMeritor and EquiServe Trust Company, N.A.
                  (incorporated by reference to Exhibit 1 of ArvinMeritor's Registration Statement on Form 8-A12B (Reg. No. 001-15983), filed with the Commission on July 10, 2000).

   5              Opinion of Schiff Hardin & Waite.

   23.1           Consent of PricewaterhouseCoopers LLP.

   23.2           Consent of Deloitte & Touche LLP.

   23.3 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5).

   24             Power of Attorney.



   __________
   * Incorporated by reference.













                                     39